August 24, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Baillie Gifford International
 Equity Fund (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report dated June 30, 2001.
 We agree with the statements
 concerning our Firm in such Form N-SAR.
Very truly yours,
 PricewaterhouseCoopers LLP